Exhibit 99.2

FORRESTER & WORTH, PLLC
3636 North Central Avenue, Suite 700
Phoenix, Arizona  85012-1927
Telephone (602) 271-4250
Facsimile (602) 271-4300
S. Cary Forrester (006342)
e-mail scf@forresterandworth.com
Attorneys for Debtor

JENNINGS, STROUSS & SALMON, P.L.C.
One East Washington Street
Suite 1900
Phoenix, Arizona 85004-2554
Telephone (602) 262-5911
Facsimile (602) 495-2696
Carolyn J. Johnsen (011894)
e-mail cjjohnsen@jsslaw.com
Attorneys for Unsecured Creditors Committee

UNITED STATES BANKRUPTCY COURT

DISTRICT OF ARIZONA

In re:	Chapter 11

NUTRACEA, a California corporation,	2:09-bk-28817-CGC

Debtor.

DISCLOSURE STATEMENT ACCOMPANYING PLAN OF REORGANIZATION PROPOSED BY DEBTOR AND THE UNSECURED CREDITORS COMMITTEE
DATED JUNE 24, 2010

I.              INTRODUCTION

On November 10, 2009 (the “Petition Date”), Debtor filed its voluntary petition under Chapter 11 of Title 11 of the United States Code (the “Code”).  This Disclosure Statement is submitted in support of the Plan of Reorganization dated June 24, 2010 (the “Plan”), proposed by Debtor and the Official Committee of Unsecured Creditors (the “Committee”).  A copy of the Plan is attached as Exhibit “A.”  Capitalized terms used in this Disclosure Statement have the meanings attributed to them in the Plan and/or in the Code.  Debtor and the Committee are sometimes referred to below as the “Proponents”.

II.             OVERVIEW AND RECOMMENDATION OF THE PROPONENTS

Under the Plan, Debtor will obtain funds by selling certain of its assets, including: (a) the real property and improvements located at 4502 West Monterosa Street, in Phoenix, Arizona, that are owned by Debtor’s wholly-owned subsidiary, NutraPhoenix, LLC; (b) the real property and improvements located in Dillon, Montana; and, (c) certain excess equipment.  Debtor will also obtain funds through: (a) a secured loan or equity sale; (b) a loan to or equity sale by its wholly-owned Nutra SA, LLC, subsidiary; or, (c) a loan secured by, or a sale of a portion of, its 80% ownership interest in, Rice Science, LLC and/or its 50% interest in Rice Rx, LLC.  These funds will be used to pay all Allowed Claims on or after the Effective Date, as detailed in the Plan, with all payments anticipated to be completed by January 15, 2012.  Payments to creditors must meet certain benchmarks and will be overseen by a Plan Agent.  Debtor’s shareholders will retain their stock and their legal, equitable and contractual rights will not be altered, although previously authorized shares may be issued.

The Proponents recommend that the Plan be accepted and approved because it provides for the payment in full of all unsecured claims, with interest, while preserving the rights and interests of shareholders, preserving the jobs of Debtor’s employees, and providing a platform for the continued growth and expansion of Debtor’s business.  The alternative to the plan is a forced liquidation of Debtor’s assets, which would result in a reduced return to shareholders, the layoff of Debtor’s employees, and the loss of any opportunity for future growth and expansion.

A.	GENERAL INFORMATION REGARDING THE PLAN AND DISCLOSURE STATEMENT

This Disclosure Statement is intended to provide you with sufficient information about Debtor and the Plan to make an informed decision in exercising your right to accept or reject the Plan.  This Disclosure Statement will be used to solicit acceptances of the Plan only after the Bankruptcy Court has entered an Order approving this Disclosure Statement as containing adequate information. Approval of the Disclosure Statement by the Bankruptcy Court is not an opinion or ruling on any other merits of this Disclosure Statement and it does not mean that the Plan has been approved, or will be approved, by the Bankruptcy Court.

The Bankruptcy Court will conduct a hearing on _____________ at ____ (the “Confirmation Hearing”) on the Plan at the United States Bankruptcy Court, 230 North First Avenue, Courtroom 601, 6th floor, Phoenix, Arizona 85003.  At the Confirmation Hearing, the Bankruptcy Court will consider whether the Plan satisfies the various requirements of the Code.  The Bankruptcy Court also will receive and consider a ballot report prepared by Debtor that will tally the votes accepting or rejecting the Plan.  Accordingly, all votes properly and timely cast are important because they can determine whether the Plan will be confirmed.  Once confirmed, the Plan is binding on all Creditors and other parties in interest in this case regardless of whether any particular Creditor or shareholder votes to accept the Plan.

THIS DISCLOSURE STATEMENT IS NOT THE PLAN.  FOR THE CONVENIENCE OF CREDITORS AND HOLDERS OF EQUITY INTERESTS, THE PLAN IS SUMMARIZED IN THIS DISCLOSURE STATEMENT.  ALL SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY THE PLAN ITSELF.  IN THE EVENT OF ANY INCONSISTENCY BETWEEN THIS DISCLOSURE STATEMENT AND THE PLAN, THE PLAN WILL CONTROL.

B.             REPRESENTATIONS REGARDING THIS DISCLOSURE STATEMENT

This Disclosure Statement has not been subjected to a certified audit or other independent review.  It has been prepared primarily from information provided by Debtor.  Debtor has attempted to insure that all such information is accurate.  The Committee has not participated in formulating the description of Debtor’s business, its background, the factors leading to bankruptcy or Debtor’s projections and other financial data and, therefore, the Committee takes no position with respect to any such assertions.  Other than as stated in this Disclosure Statement, the Proponents have not authorized any representations or assurances concerning Debtor’s business or assets.  In deciding whether to accept or reject the Plan, you should not rely on any information relating to Debtor or the Plan other than the information contained in this Disclosure Statement or the Plan.  You should report any unauthorized representations or inducements to counsel for the Proponents, who may present such information to the Bankruptcy Court for such action as may be appropriate.  This Disclosure Statement is a solicitation by the Proponents only, and not by their Professionals.

C.             WHO IS ENTITLED TO VOTE

If you hold an Allowed Claim that is “impaired” under the Plan, you are entitled to vote to accept or reject the Plan.  To be entitled to vote, your Claim also must be “allowed” as set forth in Section 502 of the Code or temporarily allowed as set forth in Rule 3018(a), Federal Rules of Bankruptcy Procedure.  Section 1126(f) of the Code permits you to vote to accept or reject the Plan only if your Claim is impaired.  Holders of impaired Equity Interests also have voting rights.

1.              Allowed Claims

You have an Allowed Claim if:  (i) you timely filed a proof of Claim and no one objected to it; (ii) you timely filed a proof of Claim, an objection was filed, and the Bankruptcy Court overruled the objection and allowed your Claim; (iii) your Claim was listed by Debtor in the schedules it filed with the Bankruptcy Court (including any amendments thereto) as liquidated, non-contingent and undisputed and no one objected to it; or (iv) your Claim was listed by Debtor in the schedules it filed with the Bankruptcy Court (including any amendments thereto) as liquidated, non-contingent and undisputed, an objection was filed, and the Bankruptcy Court overruled the objection and allowed your Claim.  If your Claim is not an Allowed Claim, it is a Disputed Claim, and you will not be entitled to vote on the Plan unless and until the Bankruptcy Court temporarily or provisionally allows your Claim for voting purposes pursuant to Rule 3018, Federal Rules of Bankruptcy Procedure.  If you are uncertain regarding the status of your Claim, you should check the Bankruptcy Court records carefully, including the schedules and any amendments thereto.  You should seek appropriate legal advice if you have any dispute with Debtor about your Claim.  Neither the Proponents nor their Professionals can advise you about such matters.

2.              Impaired Claims and Equity Interests

Allowed Claims and Equity Interests are deemed impaired if the holders’ legal, equitable, or contractual rights are altered in any manner by the Plan or, in the case of Allowed Claims, if they will not be paid in full under the Plan.  The Plan states whether each Class of Claims or Equity Interests is impaired.  Holders of Claims or Equity Interests that are not impaired are deemed to have accepted the Plan.  Holders of Claims or Equity Interests that are not entitled to receive or retain any property under the Plan on account of such Claims or Equity Interests are deemed to have rejected it.

D.             PROCEDURES FOR VOTING

After this Disclosure Statement has been approved by the Bankruptcy Court, and except as otherwise ordered by the Bankruptcy Court, all Creditors and Equity Security holders who are entitled to vote on the Plan will be sent:  (i) a ballot, together with instructions for voting (the “Ballot”); (ii) a copy of this Disclosure Statement as approved by the Bankruptcy Court; and (iii) a copy of the Plan.  You should read the Ballot carefully and follow the instructions.  Please use only the Ballot sent with this Disclosure Statement.  You should complete your Ballot and return it to:

S. Cary Forrester, Esq.
3636 North Central Avenue
Suite 700
Phoenix, Arizona 85012-1927
Fax No. (602) 271-4300

TO BE COUNTED, YOUR BALLOT MUST BE RECEIVED AT THE ADDRESS LISTED ABOVE BY 11:59 P.M., MOUNTAIN STANDARD TIME, ON ____________, 2010.  IF YOUR BALLOT IS NOT TIMELY RECEIVED, IT MAY NOT BE COUNTED IN DETERMINING WHETHER THE PLAN HAS BEEN ACCEPTED OR REJECTED.

E.             SUMMARY OF VOTING REQUIREMENTS

In order for the Plan to be confirmed, the Plan must be accepted by at least one (1) impaired Class of Claims.  For a Class of Claims to accept the Plan, votes representing at least two-thirds (2/3) in amount and a majority in number of the Claims voted in that Class (not including votes of insiders) must be cast to accept the Plan.  The Proponents are seeking acceptances from holders of Allowed Claims in the following Classes which are or may be “impaired” under the Plan:  CLASSES 4 through 7.

For a Class of Equity Interests to accept the Plan, votes representing at least two-thirds (2/3) in amount of Allowed Equity Interests voted in that Class must be cast to accept the Plan.  The Proponents are not seeking acceptances from holders of Allowed Equity Interests in Class 9 because they are unimpaired under the Plan.

It is important that holders of Allowed Impaired Claims exercise their rights to vote to accept or reject the Plan.  The Proponents believe that the treatment of Creditors and Equity Security holders under the Plan is the best alternative for them and recommend that the holders of Allowed Claims and Equity Interests vote in favor of the Plan.

III.            GENERAL INFORMATION AND BACKGROUND

A.             DEBTOR’S BUSINESS

1.              Debtor is a publicly traded company.  It was incorporated in the State of California on March 18, 1998.  Its corporate headquarters and principal place of business are located in Phoenix, Arizona.

2.             Debtor is a health science company whose proprietary intellectual property allows it to process and convert raw rice bran, one of the world’s most underutilized food resources, into stabilized rice bran (“SRB”), a highly nutritious ingredient.  SRB is used in various food products and is also a key component of many patented and proprietary formulations used in nutritional supplements.

3.             SRB is also used as a stand-alone product with a domestic and international market.  It is used in food supplements and medical foods, or “Nutraceuticals,” which provide health benefits for people and animals.  The Nutraceutical products are based on SRB, SRB derivatives, and rice-bran oil (“RBO”).

4.              Debtor combines manufacturing, product development and marketing of a variety of products based upon the use of SRB and rice bran formulations.

5.             In February 2008, Debtor, acting through its wholly owned subsidiary, Nutra S.A., acquired 100% ownership of Industria Riograndens De Oleos Vegetais Ltda. (“Irgovel”), a Brazilian company that operates an RBO manufacturing facility in Pelotas, Brazil.  At the same time, Debtor began reporting in two business segments: (a) the NutraCea Segment, which manufactures and distributes ingredients primarily derived from SRB; and, (b) the Irgovel Segment, which manufactures RBO and fatted and defatted SRB products.

6.             The NutraCea Segment is primarily engaged in the manufacturing of SRB at four locations in California and Louisiana.  The SRB is either sold in bulk or used in the custom manufacturing of various grain-based products.  The custom manufacturing takes place primarily at the Dillon, Montana facility.

7.             The NutraCea Segment has specialized processing equipment and techniques for production of rice bran products.  Debtor believes that these manufacturing capabilities are unique among grain processors.  In May 2008, Debtor was granted USDA/FSIS approval to use SRB as an enhancer in meat products.

8.             The Irgovel segment manufactures RBO and defatted rice bran products for both human and animal food products, which are sold in Brazil and internationally.  Irgovel owns the largest rice bran processing facility in South America and is the only Brazilian company to produce RBO for human consumption.

9.             Debtor has approximately 58 full-time employees in the United States, and its Nutra SA subsidiary has approximately 223 full-time employees in Brazil.

10.           Debtor’s facilities include the following:

a.
West Sacramento, California.    This site consists of a leased 28,000-square foot warehouse and distribution facility along with company-owned equipment installed in a third-party rice mill for the production of SRB.

b.	Arbuckle, California. This site consists of company-owned equipment installed in a third party rice mill for the production of SRB.

c.	Mermentau, Louisiana. Debtor owns this site, including the land, building, and equipment. This is a Stage 1 facility at which SRB and branded equine nutrition products are produced.

d.
Lake Charles, Louisiana. Debtor leases this site but owns the building and equipment.  This is a Stage 1 facility that is not currently in use at which SRB and branded equine nutrition products will or may be produced.

e.
Dillon, Montana.  Debtor owns this site, including the land, building, and equipment.  This is a Stage 2 facility that produces solubles and fiber fractions from SRB for infant cereals and commercial flours.  This facility is referred to below as the “Dillon Facility”.

f.	Phoenix, Arizona Plant. Debtor’s wholly-owned subsidiary, NutraPhoenix, LLC, owns this site, including the land and building. This plant is referred to below as the “Phoenix Facility”

g.	Scottsdale, Arizona Headquarters. Debtor leases approximately 12,290 square feet of executive office space in Scottsdale, Arizona.

h.
Pelotas, Brazil.  Debtor’s wholly-owned subsidiary, Nutra SA, owns all outstanding shares of Irgovel, which in turn owns a large production facility in Pelotas, Brazil, including the building, land, and equipment.  This plant produces a number of products, including rice oil and defatted rice bran and also has bottling capabilities that it uses for its own products.

B.             FACTORS LEADING TO DEBTOR’S BANKRUPTCY

1.             Business Factors

a.              Beginning in 2005, when Debtor merged with RiceX, it had two primary technologies.  One was a proprietary machine that stabilizes raw rice bran and the other was a patented process for treating SRB to separate fiber from water-soluble fractions.

b.             The initial business plan for SRB was to continue selling it to the high-end equine market and to begin selling it to the human food industry.  The latter was not immediately successful due to the long R&D cycle time and because SRB was a novel ingredient.

c.              The initial business plan for solubles was to market them for use as a humanitarian food aid.  Several field tests were conducted, with positive results, but the relatively high cost made it impossible to develop a substantial market.

d.             In attempting to execute the initial business plan, Debtor made significant investments in U.S. plant infrastructure.  However, the lead times required to get the product to market were underestimated and the investment was poorly located because the U.S. market represents less than 2% of worldwide rice production.

e.             Debtor is developing a new business model using a number of new approaches to better extract commercial value from SRB, and is also exploring the possibility of relocating its technologies to the world’s major rice producing locations and forming joint ventures with existing food companies in those markets.

2.             Litigation Factors

a.             On February 23, 2009, Debtor announced that its Audit Committee, composed of independent outside directors, had commenced a review of certain accounting and reporting practices.  Based on the preliminary findings of this review, the Board determined that two transactions in 2007 were incorrectly recorded, and that the 2007 financial statement and the 2007 and 2008 quarterly reports would need to be restated.  On April 23, 2009, Debtor issued another press release, stating that the Audit Committee had expanded its review and that Debtor would restate two additional transactions and its 2006 annual and Q4 financial statements. On October 21, 2009, Debtor announced the completion of its review and its restatement of financial results for 2006, 2007 and the first three quarters of 2008.

b.             On February 27, 2009, a class action lawsuit asserting claims under state and federal securities law was filed against Debtor and two of its former officers and directors.  A second securities class action lawsuit was filed on April 27, 2009.  The lawsuits were subsequently consolidated under Case No. CV-09-00406-PHX-FJM (the “Class Action Litigation”), which remains pending in the United States District Court for the District of Arizona.  Plaintiffs allege that Debtor misled investors by improperly accounting for certain transactions and overstating its revenues.

c.             In March of 2009, Debtor was advised that the Securities Exchange Commission (“SEC”) had commenced a formal investigation (the “SEC Investigation”) of potential violations of the antifraud provisions and the reporting and record keeping requirements of the Securities Exchange Act of 1933 and the Securities Exchange Act of 1934.  Debtor has cooperated fully with the SEC in regard to the SEC Investigation.  The investigation is ongoing.

d.             On March 30, 2009, a consolidated derivative action was filed in the Superior Court of Arizona, Maricopa County, Case No. CV2009-051495 (the “Derivative Action”), in which plaintiffs asserted claims on behalf of Debtor against its board and certain former members of management for breach of fiduciary duty, abuse of control, gross mismanagement, waste and unjust enrichment.

e.             Debtor was also involved in litigation with its Louisiana landlord concerning the ground lease of its Lake Charles production facility and a related warehouse lease.  The landlord was seeking, among other things, to terminate both leases. Debtor removed the lawsuit to the United States District Court for the Western District of Louisiana, Case No. 2:09-cv-01253 (the “Louisiana Litigation.

f.              Lastly, Debtor is a party to an action by certain subcontractors and materialmen who provided labor and materials used in the construction of the Phoenix Facility.  The lawsuit was filed in the Superior Court of Arizona, Maricopa County, Case No. CV2009-013957 (the “Mechanics’ Lien Litigation”).  Plaintiffs seek to recover the fair value of the labor and materials they provided to the project and to foreclose their mechanics and materialmen’s liens.  Although the facility is owned by Debtor’s wholly-owned subsidiary, NutraPhoenix, LLC, Debtor was named as a defendant because it was one of the contracting parties.

g.             These litigation factors placed a huge administrative and financial burden on Debtor and made it impossible to raise new funds.  All litigation against Debtor has now been stayed, and all litigation other than the mechanics’ lien foreclosure action has now been settled, as discussed below.

3.             Financing Factors

Prior to its bankruptcy filing, Debtor relied upon financing provided by Wells Fargo Bank, N. A., acting through its Business Credit operating division (“Wells Fargo”) for much of its working capital needs.  The financing was secured by a lien on substantially all of Debtor’s personal property, exclusive of intellectual property, and by a deed of trust against the Phoenix Facility.  In July of 2009, Wells Fargo declared a default and refused to make any further advances, thus creating a cash crisis and severely interrupting Debtor’s business.  As of the petition date, approximately $3.6 million was owed to Wells Fargo.  Debtor was eventually able to negotiate debtor-in-possession financing with Wells Fargo, as discussed below.

C.             DEBTOR’S ASSETS

The following is a summary of Debtor’s assets as of June 4, 2010:

1.              Cash.  Debtor had approximately $1,020,000 in cash.

2.              Accounts Receivable.  Debtor had approximately $1,141,000 in accounts receivable, of which it estimates that $1,068,000 is collectible.

3.              Inventory.  Debtor had approximately $1,580,000 in inventory, at cost.

4.              Personal property and equipment (“PP&E”).  Debtor has approximately $17,152,000 in personal property and equipment, at book value.

5.              Real Property and Improvements.  Debtor has approximately $6,824,000 in real property and improvements, at book value.  Debtor has listed the Phoenix Facility for sale at $6.2 million and the Dillon Facility at $5.0 million.

6.              Nutra SA Subsidiary.  Nutra SA’s subsidiary, Irgovel, was appraised in April of 2010 by Lakeshore Financial Advisors at between $16,305,000 and $18,434,000.

7.              Rice Science and Rice Rx.  These affiliates, which are 80% and 50% owned by Debtor, were appraised in June of 2010 by Columbia West Capital at between $6.6 million and $32.2 million, collectively.

8.              Potential Litigation Claims.

a.             Preservation and Pursuit of Claims.  Debtor has not actively pursued affirmative litigation claims during this case and, to the extent that such claims are not filed prior to the Effective Date, has reserved them for prosecution by the Reorganized Debtor.  Under the Plan, the Reorganized Debtor is Debtor’s successor-in-interest to all claims or actions that were or could have been brought by Debtor.  All of those against whom Debtor may have claims are placed on notice that it is the express intent of the Plan that all claims and causes of actions of Debtor shall be preserved and shall not be deemed compromised or adjudicated by the Confirmation Order or any actions taken to implement the Plan.

b.             Avoidance Actions.  The potential litigation claims include, without limitation, avoidance actions pursuant to Sections 502, 542, and 544-550 of the Code, such as claims for avoidable preferences and fraudulent transfers.  Debtor has filed, as an attachment to its Statements of Financial Affairs, a list of all parties who received payments aggregating more than $600 within the 90-day period prior to the bankruptcy filing.  All parties identified on such list, and all parties who received relevant transfers that are not on the list, including without limitation any insider who received a transfer within the 1-year period prior to the bankruptcy filing, are hereby notified that Debtor reserves the right under the Plan to commence an action pursuant to Sections 547 and 550 of the Code to avoid and recover any or all of these payments to the extent that they constitute avoidable preferences.  The Reorganized Debtor may also pursue claims against any party that received a fraudulent transfer within the meaning of state or federal law, including, without limitation, Section 548 of the Code, and all such claims and causes of action are preserved under the Plan.  However, because Debtor is solvent, it does not anticipate pursuing any preference actions.

c.             Potential Claims against Former Management and Professionals.  Debtor discloses that it intends to investigate potential claims against certain members of Debtor’s former management and others involved in Debtor’s financial affairs, and that it may pursue claims or causes of action against them.  Those whose conduct may be investigated include, without limitation, Bradley D. Edson, Todd C. Crow, Ike Lynch, IEL Consulting, LLC, Margie Adelman, and Adelman PR, Inc..  The potential claims include, without limitation, breach of fiduciary duty, gross negligence, simple negligence, unjust enrichment, conversion, constructive trust, fraudulent concealment, aiding and abetting tortious conduct, fraudulent transfer and negligent failure to disclose.  All such claims and causes of action are preserved under the Plan.  Debtor has not yet investigated any such claims and expresses no opinion as to whether any such claims exist or would be cost-effective to pursue.  The disclosure that claims may exist should not be construed as an allegation that any of the foregoing individuals or entities engaged in misconduct or wrongdoing.

d.             Claims arising from the Purchase of Irgovel.  Debtor discloses that it intends to pursue claims arising from its purchase of Irgovel.  Debtor contracted to purchase Irgovel from its eleven shareholders (“Sellers”) on or about January 31, 2008.  The base purchase price of $14,080,000 was subject to a number of upward and downward adjustments.  $2,022,817 was escrowed as collateral for potential contingent liabilities.  In addition, payment of 5% of the purchase price was delayed and made subject to offset for specified losses suffered by Irgovel.   After the closing, a number of disputes arose between Debtor and Sellers concerning their respective obligations under the Purchase Agreement including, without limitation, the amount of specified losses and contingent liabilities, the adjusted amount of the second installment of the purchase price, and the manner in which the escrowed funds should be disbursed.  In addition, a former shareholder of Irgovel, David Resyng (“Resyng”), sued Sellers and Irgovel in Brazil and obtained a judicial order prohibiting any payments from the escrow.  This has had the effect of preventing Debtor from discharging the obligations that the escrowed funds had been set aside for, including, without limitation, two wrongful death judgments.  Debtor anticipates continuing to defend the lawsuit filed by Resyng, arbitrating certain claims arising under the Purchase Agreement and filing lawsuits in the United States and Brazil for fraud, misrepresentation, and other misconduct associated with the sale.  Debtor will also seek injunctive relief regarding the escrowed funds.  The potential defendants include, without limitation, Resyng, Osmar Teixeira do Amaral Brito, Newman Teixeira do Amaral Brito, Edilson Teixeira do Amaral Brito, Darlan Teixeira do Amaral Brito, Samuel Amaral Brito Junior, Darlene do Amaral Brito Costa, Maria Zenia Amaral Brito Vilela, Maria Helena Amaral Brito Ferreira, Candida Maria Teixeira do Amaral Brito, Helena Teixeira Brito E Aldomiro Pereira Faleiro, Maria de Fatima Teixeira do Amaral Brito, and the Brazilian corporation Etron.

e.             Claims against Wellness Watchers.  Debtor discloses that it intends to pursue claims against Wellness Watchers Global, LLC for unpaid purchase orders from 2007 and 2008 in the total principal amount of not less than $1,440,395.60, plus accrued and accruing interest, costs and attorneys’ fees.  Demand for payment has been made and refused.

IV.           DEBTOR’S SENIOR MANAGEMENT AND BOARD

A.            W. John Short, CEO/Chairman of the Board

1.             Mr. Short joined Debtor in July of 2009 as its president, and was promoted to CEO and Chairman of the Board of Directors in October of 2009.  For twenty-five years before that, he held senior positions with consumer products and financial services businesses in North America, South America, Asia and Europe.  He served as President and COO of Hong Kong-based Esprit Far East Ltd.; CEO of Dusseldorf-based Esprit Europe; CEO of San Francisco-based global licensing company Esprit International; CEO/President and COO of Joe Boxer, Inc.; and, EVP North America of Miami-based Sunglass Hut International.

2.              Before that, he spent more than a decade in corporate banking, government lending and private lending with Citibank in New York, Venezuela, Ecuador and Hong Kong.

3.             Under the terms of his Employment Agreement, as amended and supplemented, (which will be assumed on the Effective Date of the Plan), Mr. Short receives an annual base salary of $300,000, which will increase to $350,000 on July 1, 2010, and to $375,000 on the Effective Date.  He also receives annual bonuses, if any, earned under Debtor’s annual bonus programs.  The targeted amount of such bonuses is 75% of base salary.  Mr. Short also received three options to purchase a total of 5 million shares of Debtor’s stock under Debtor’s 2005 Equity Incentive Plan, with staggered vesting dates.  He also receives other benefits under the Employment Agreement that are generally available to Debtor’s employees.  Mr. Short will also receive cash bonuses and stock options under Debtor’s 2010 Employee Incentive Plan, a summary of which is provided in Section VI(C)(10) below.

4.              Under the terms of his Employment Agreement, Mr. Short has earned an incentive-based bonus of $100,000, which will be paid on the Effective Date of the Plan.

B.             Leo Gingras, COO/President

1.             Mr. Gingras joined Debtor in 2007 as its Chief Operating Officer.  Before that, he served as Vice President of Soy Processing and Technical Services at Riceland Foods, Inc., a large farmer-owned cooperative engaged in the processing and marketing of rice, soybeans and wheat with annual sales of $1.4 billion and a workforce of 1,800.  Before moving to Riceland, he was employed as Research and Development Manager at Lou Ana Foods, Inc., a company that processes, packages and markets edible oils, with annual sales of $120 million.

2.             Mr. Gingras was promoted to President on February 25, 2010, and retains the position and title of COO.  He also serves as Corporate Secretary and is a Member of the Senior Management Committee that is responsible for setting policy and direction for the company.  He directly oversees all operations, manufacturing and logistics for Debtor and its subsidiaries and affiliates.

3.             Mr. Gingras’ duties include the following: (a) Managing global operations (U.S. and Brazil); (b) assisting the CEO with strategic planning and business development issues, including acquisitions, joint ventures and divestitures; (c) managing the R&D program; (d) managing the IP control program; and, (e) negotiating supply and processing agreements.

4.             Under the terms of his Employment Agreement, as amended and supplemented, (which will be assumed on the Effective Date of the Plan), Mr. Gingras receives an annual salary of $275,000, which will be increased to $300,000 on the Effective Date, together with annual bonuses, if any, earned under Debtor’s annual bonus program.  The targeted amount of such bonuses is 75% of base salary.  Mr. Gingras also received the option to purchase 1.5 million shares of Debtor’s stock, with staggered vesting dates.  He receives other benefits under the Employment Agreement that are generally available to Debtor’s employees.  Mr. Gingras will also receive cash bonuses and stock options under the 2010 EIP.

5.             In return for the extension of his employment in July of 2009, Debtor agreed to pay Mr. Gingras an extension bonus of $100,000, with the first $50,000 payable on November 30, 2009 and the second payable on March 31, 2010.  The combined bonus will be paid on the Effective Date of the Plan.

C.             J. Dale Belt, CFO

1.             Mr. Belt joined Debtor on June 15, 2010 as its CFO, CAO and EVP.  Before that he was a managing director of Sierra Consulting Group, LLC, which is serving as Debtor’s financial adviser in this bankruptcy case.  Mr. Belt has thirty years experience in finance and accounting in both public and private industry, including accounting and auditing, management consulting, financial analysis, mergers and acquisitions, bankruptcy and construction bonding issues. He is a Certified Public Accountant registered in Arizona and Kentucky, a Certified Turnaround Professional and a Certified Insolvency & Restructuring Advisor.

2.             Mr. Belt’s significant professional and industry experience includes six‐plus years of conducting SEC audit engagements with the former Coopers & Lybrand (now PricewaterhouseCoopers or “PwC”) as well as fifteen years in senior management positions at privately held enterprises. Management positions include treasurer, chief financial officer and president. His industry experience includes, among other things, wholesale and retail food manufacturing.  Directors also earn 250,000 stock options for each full year of service.

3.             Under the terms of his Employment Agreement, Mr. Belt receives an annual salary of $230,000, together with annual bonuses, if any, earned under Debtor’s annual bonus program.  The targeted amount of such bonuses is 50% of base salary.  Mr. Belt also received an option to purchase 2.5 million shares of Debtor’s stock, with staggered vesting dates, as part of the 2010 EIP.  He receives other benefits under the Employment Agreement that are generally available to Debtor’s employees.  Mr. Belt will also receive cash bonuses and stock options under the 2010 EIP.

D.             Board of Directors

1.              W. John Short.  Mr. Short’s biographical sketch is set forth above.

2.             David Bensol has been a Director since March 2005.  Before that, he was CEO of Critical Home Care, a company he founded in 2000 and later merged with Arcadia Resources, Inc. (OTC BB: ACDI). He was Executive Vice President and Director of Arcadia Resources from May 2004 until his retirement in December 2004.

3.             James C. Lintzenich has been a Director since October 2005.  Before that he was a Director of The RiceX Company, starting in June 2003.  Before that, he was President and COO of SLM Corporation (Sallie Mae).  From December 1982 to July 2000, he held various senior management and financial positions, including CEO and CFO of USA Group, Inc.  He currently serves on the Board of the Student Loan Marketing Association (an SLM Corp. subsidiary) and the Lumina Foundation for Education, and he also serves as a management consultant to various U.S. companies.  .

4.             Edward L. McMillan has been a Director since October 2005.  He owns and manages McMillan LLC, a transaction consulting firm.  He was a Director of The RiceX Company from July 2004 to October 2005.  Before that, he worked for Agri Business Group Inc. from August 1997 to April 1999.  He was President and CEO of Purina Mills Inc., starting in January 1988.  Previously, he held a number of senior-level management positions for Purina Mills and Ralston Purina, Inc.  He currently serves on the boards of Balchem, Inc. (AMEX:BCP), Durvet, Inc., Newco Enterprises, Inc., CHB LLC, and Hintzsche, Inc.  He also serves as Chair of the University of Illinois Research Park LLC and the University of Illinois Alumni Association.

5.             Steven W. Saunders has been a Director since October 2005. From August 1998 to October 2005, he was a director of The RiceX Company.  Mr. Saunders has been President of Saunders Construction Inc. since February 1991. He is also President of Warwick Corporation, a business-consulting firm.

6.             Kenneth L. Shropshire has been a Director for approximately four years.  He is a professor at the Wharton School of the University of Pennsylvania and the Faculty Director of its newly launched Wharton Sports Business Initiative. He is also president of the Sports Lawyers Association.  He previously served as counsel to Van Lierop, Burns & Bassett, LLP, and prior to his teaching career was a practicing attorney in Los Angeles, California.  He has been consultant to a wide variety of well-known organizations that include the NCAA, NFL, MLB, United States Olympic Committee, IBM, Clorox, and Fannie Mae.  He is currently chairing City of Philadelphia's stadium site selection committee that is assessing the city's possible bid for the 2024 Olympic Games.

7.             John J. Quinn joined the Board in April of 2010.  He is currently serving as financial advisor to AStandard Life Insurance Company of Indiana, which is under the control of the Indiana Department of Insurance.  From 1998 through June 30, 2008, he was a partner with PricewaterhouseCoopers LLP, and was managing partner of its Indianapolis office from 1999 through 2006.  Before that, he performed financial consulting with several insurance, financial services and high-tech startup companies.  From 1993 to 1997 he served as an officer and director of Standard Management Corporation, and from 1969 to 1993 he worked for Ernst & Young, LLP, where he became a partner in 1981.

8.             Compensation of the Board.  Board members are paid $40,000 per year for their services, plus $2,000 for each meeting that they attend in person and $1,000 for each meeting that they attend telephonically.  Members of the Audit Committee receive $4,000 per year and members of all other committees receive $2,000 per year.  In addition, the chairpersons of each committee are compensated as follows:  Executive Committee (James Lintzenich)--$15,000 per year; Audit Committee (Edward McMillan)--$10,000 per year; Compensation Committee (Steven Saunders)--$7,000 per year; and, Nominating Committee (Kenneth Shropshire)--$7,000 per year.

V.             SIGNIFICANT EVENTS DURING THE BANKRUPTCY CASES

A.             First Day Motions

As is typical in Chapter 11 cases, Debtor filed various motions at the outset of the case.  In those motions, Debtor requested: (i) authority to pay prepetition wages and related expenses of its employees; (ii) authority to obtain Debtor-in-Possession financing from Wells Fargo (as described below); (iii) authority to honor certain prepetition obligations to critical vendors Louisiana Rice Mill, L.L.C. and Farmers’ Rice Cooperative, in connection with postpetition rice bran deliveries;  and, (iv) authority to maintain four of its prepetition bank accounts and continue to use its existing cash management system.  All of these first day motions were granted by the Court.

B.             The DIP Credit Facility

1.              Immediately prior to its bankruptcy filing, Debtor and Wells Fargo entered into a Senior-Secured Superpriority Debtor-in-Possession Credit and Security Agreement, together with certain related agreements, instruments, and documents (collectively the “DIP Credit Facility”).   Under the DIP Credit Facility, Wells Fargo provided Debtor with up to $6.75 million in credit availability secured by substantially all of Debtor’s assets (exclusive of owned intellectual property) and subject to a $500,000 carve-out from Debtor’s Louisiana assets for professional and statutory fees (the “Carve-Out”).

2.              The DIP Credit Facility includes a Revolving Credit Facility and a Term Loan Facility.  Under the Revolving Credit Facility, Wells Fargo provided Debtor with up to $2.5 million in credit availability, determined by the amount of eligible accounts and inventory.  Under the Term Loan Facility, Wells Fargo provided Debtor with up to $4.25 million in additional credit availability, determined by the appraised value of its real estate, machinery and equipment.  There is currently no balance owing on the Revolving Credit Facility.  A balance of approximately $1.9 million is owing on the Term Loan Facility.

3.              The Court approved the DIP Credit Facility on an interim basis on November 13, 2009 and on a final basis on December 8, 2009.

4.             Debtor renewed the DIP Credit Facility when it matured on May 7, 2010.  At the same time, Wells Fargo agreed to extend the maturity of the Revolving Credit Facility through December 31, 2010, subject to payment of a $10,000 extension fee, and to expand the assets that are subject to the Carve-Out.  The extension and certain related amendments to the DIP Credit Facility were approved by the Bankruptcy Court at a hearing on June 15, 2010.

5.              Under the terms of the DIP Credit Facility, Debtor is required to pay Wells Fargo a specified portion of any net proceeds realized from selling or monetizing its assets, subject to the Carve-Out.

6.             Pursuant to the terms of the DIP Credit Facility, Debtor stipulated to the validity, extent, priority, perfection, and enforceability of Wells Fargo’s prepetition loan and security documents and waived all claims against Wells Fargo, including avoidance claims under 11 U.S.C. §§ 544-550.  Other parties in interest, including the Committee, were given the right to challenge the validity, extent, priority, perfection, enforceability and allowability of Wells Fargo’s prepetition loan and security documents, for a period of sixty days after formation of the Committee.  No such challenges were brought and, accordingly, the stipulations and waivers are now binding on all parties in interest.

C.             Appointment of the Committee

The Committee was appointed on November 19, 2009.  The Committee is comprised of Brycon Corporation; Trea, Inc.; Halperin Capital; Audio Visual Resources; Farmers Rice Milling Company, Inc.; MSS Technologies, Inc.; and Wellington Foods, Inc..  The Committee retained Jennings, Strouss & Salmon, P.L.C. as counsel and FTI Consulting, Inc. as its financial adviser.

D.             Sale of Infant Cereal Business

1.             On March 1, 2010, Debtor obtained court approval for the sale of its infant cereal business to Kerry, Inc. for $3,900,000 plus an additional $272,192 for associated inventory.  The sale closed on March 13, 2010.  The assets sold include the equipment, machinery, tools and other assets used in the private label infant cereal business located at the Phoenix Facility, together with the inventory located in the Dillon Facility.  Debtor also transferred and assigned to Kerry certain postpetition purchase orders and agreed to produce infant cereal products for it under a Toll Processing Agreement until its new plant becomes operational.

2.             The sale proceeds were used to pay down the Wells Fargo Term Loan by approximately $1.425 million and the Revolving Credit Facility by approximately $900,000. After payment of the bank debt and a finder’s fee, escrow charges and legal expenses, Debtor netted approximately $1,575,000 from the sale, which was used or is available for use in its operations.

3.             Debtor chose to sell the infant cereal business in order to (a) exit a field dominated by larger and better funded competitors, (b) satisfy its budgeted asset monetization goals, (c) comply with the financial covenants in the DIP Credit Facility, and (d) make the Phoenix Facility more marketable by removing the specialized machinery and equipment used in the production of infant cereal.

E.             Sale of Equine Brands

On April 12, 2010, Debtor obtained court approval to sell its Natural Glo, Satin Finish and Max-E-Glo trademarks and the good will and other intellectual property rights associated with them to Manna Pro Products, LLC, for $650,000, plus an additional $113,110 in associated inventory and packaging material.  As part of the same transaction, Debtor entered into a long term supply agreement with Manna Pro, pursuant to which it will be its exclusive supplier of SRB.  After payment of escrow charges and legal expenses, Debtor netted approximately $753,438 from the sale, which was used or is available for use in its operations.  Debtor chose to sell these brands in order to exit a business in which it competed with its own customers, while continuing to generate revenue of approximately $1,800,000 per year from SRB sales under the supply agreement.

F.             Settlement of Class Action Litigation

As a result of a mediation conducted on April 7, 2010, the parties to the Class Action Lawsuit entered into a settlement agreement pursuant to which Debtor’s D&O Insurance carrier, Carolina Casualty Insurance Company, will pay plaintiffs, in full satisfaction of their claims, $1.5 million plus one-half of any unused proceeds of the insurance policy.  The District Court granted preliminary approval of the settlement on June 3, 2010 and set a hearing on final approval for October 1, 2010.  Debtor is confident that final approval will be granted at that time.  Affected investors have the right to opt-out of the settlement.  If they do, they may assert claims against Debtor, provided that they timely file a proof of claim.  If Allowed, all such Claims will be classified in Class 8(b) and will be subordinated to the level of common stock under Section 510(b) of the Code.

G.             Dismissal of Derivative Litigation

On January 29, Debtor filed a motion to dismiss the Derivative Action on the grounds that plaintiffs lack standing to pursue it.  In response, plaintiffs dismissed the litigation without prejudice on February 10, 2010.

H.             Settlement of Louisiana Litigation

On January 28, 2010, Debtor filed a motion to assume the Lake Charles ground lease.  The landlord, FRM, initially opposed the motion, but ultimately consented to the assumption.  The defaults under the ground lease were promptly cured, and the Louisiana Litigation was dismissed, insofar as it pertains to the ground lease.  On May 28, 2010, Debtor filed a similar motion to assume the Lake Charles warehouse lease and anticipates a similar result.

I.              Negotiations with the SEC

As noted above, Debtor is the subject of an ongoing investigation by the SEC.  Debtor has produced voluminous documents and electronic data to the SEC and has otherwise cooperated in the investigation.  On March 2, 2010, Debtor received a “Wells Notice” advising it that SEC staff had made a preliminary determination to recommend that the SEC bring a civil injunctive action against Debtor for possible violations of the federal securities laws.  In connection with that action, the SEC may seek a permanent injunction and civil penalties against Debtor.  Debtor is continuing to cooperate with the SEC and is discussing alternatives with SEC staff, but is not in a position at this time to provide any details concerning its discussions and negotiations with the SEC, nor can Debtor or the Committee predict whether the SEC will assert a claim against Debtor’s estate.

J.             New Headquarters Lease

On December 3, 2010, the Bankruptcy Court authorized Debtor to reject the unexpired lease of its corporate headquarters space at 5090 N. 40th Street, Phoenix, Arizona, 85018, effective as of November 30, 2009, and enter into a new two-year lease of substantially smaller space at 6720 N. Scottsdale Road, Scottsdale, Arizona 85253.  The move allowed Debtor to reduce its monthly rent payments by approximately 83%, or $100,000.  As part of the move, Debtor conducted a court-authorized auction of excess furniture and equipment, netting approximately $178,370.

K.             Improving Business Operations

Most of Debtor’s efforts since the bankruptcy filing have been devoted to reducing its overhead and restructuring its business operations.  Debtor has reduced its payroll and related taxes by more than $950,000 on an annualized basis and has reduced its cash overhead expenses (excluding restructuring related expenses) by $3,700,000 on an annualized basis.  Its focus now is on increasing its revenues, which it expects to achieve in the coming months as a result of the reorganization of its sales department.  Debtor’s financial performance has improved dramatically over the past three years, as reflected in the chart attached hereto as Exhibit “B”.  The chart shows that Debtor lost an average of $5.38 million per month in 2008, $2.69 million per month in 2009, and will have a projected loss of $684,000 per month for 2010.  Debtor anticipates that its financial performance will continue to improve in 2011 and beyond as reflected in Exhibit “D”.  A cash flow variance analysis that details Debtor’s post petition operating results is attached hereto as Exhibit “C” and a cash flow projection for the next twenty-four months is attached hereto as Exhibit “D”.  In addition, Debtor’s monthly operating reports filed with the Bankruptcy Court are available for review on its website:  www.nutracea.com.

L.             Employment of Professionals

With the approval of the Bankruptcy Court, Debtor and the Committee employed the professionals described below to perform the specified services.  Except as otherwise noted, all professionals will be compensated for their services at the rates approved by the court, and must obtain court approval before any payment is made for services rendered prior to the Effective Date.  Those professionals who continue to represent Debtor after the Effective Date will no longer be required to obtain court approval for payment of services rendered after the Effective Date.  The payment of professionals employed on a fixed fee basis is subject to the Court’s right of review under Section 328(a) of the Code.

1.              Forrester & Worth, PLLC.  Debtor retained Forrester & Worth, PLLC to serve as general bankruptcy counsel.

2.             Sidley Austin LLP.  Debtor retained Sidley Austin LLP as special counsel to represent it in the securities Class Action Litigation and the Derivative Action.  Debtor anticipates that most fees owing to Sidley Austin for prepetition and postpetition services will be paid by its D&O insurance carrier, Carolina Casualty Insurance Company.

3.              Osborn Maledon, P.A.  Debtor retained Osborn Maledon as special counsel for securities regulatory matters, primarily to represent it in connection with the SEC investigation.  Debtor expects that a significant portion of Osborn Maledon’s fees will be paid by its D&O insurance carrier.

4.              Weintraub Genshlea Chediak, Law Corporation.  Debtor retained the Weintraub firm as special counsel to represent it in regard to corporate, securities, regulatory and litigation matters.

5.              Felsberg e Associados. Debtor retained the Felsberg firm to serve as special counsel to represent it in Brazil regard to a number of legal matters that have arisen out of the purchase of Irgovel.

6.              Blanchard, Walker, O'Quin & Roberts PLC.   Debtor retained the Blanchard firm as special counsel to represent in regard its dispute with Farmers Rice Milling Company, Inc. over the ground lease and warehouse lease in Lake Charles, Louisiana.

7.             DePasquale & Schmidt PLC.  Debtor retained DePasquale & Schmidt as special counsel to serve as local counsel for Sidley Austin in the Securities Class Action litigation and the Derivative Action.  Debtor anticipates that most fees owing to DePasquale & Schmidt for prepetition and postpetition services will be paid by its D&O insurance carrier.

8.              Sierra Consulting Group, LLC.  Debtor retained Sierra as its financial and restructuring advisor.

9.             Lakeshore Food Advisors, LLC.  Debtor retained Lakeshore to assist it with three matters:  (a) marketing the Dillon Facility, for which it will receive a fixed fee of $350,000 upon the closing of a sale to a buyer originated by it, or $250,000 for a buyer originated by Debtor; (b) valuation of the common stock of Irgovel and of Debtor’s intellectual property, for which it will receive a fixed fee of $20,000; and, (c) arranging a loan to Nutra SA, for which it will receive a success fee ranging from .5% to 4% of the loan amount, depending upon the type of financing and who originates the contact.  Lakeshore will also be reimbursed for its out-of-pocket expenses in regard to each of the foregoing matters.

10.            Ernst & Young LLP.  Debtor retained Ernst & Young to assist it in preparing its federal, state and local income and franchise tax returns and related work papers for fiscal years 2008 and 2009, and to provide general tax advice.

11.            Columbia West Capital, LLC. Debtor retained Columbia West to value Debtor’s two affiliates, Rice Science, LLC and Rice Rx, LLC, for a fixed fee of $20,000.

12.            Providence Capital, Inc.  Debtor retained Providence to assist in locating two qualified candidates for its board of directors.  Providence will receive a fixed fee of $15,000 plus 225,000 shares of common stock for each candidate that it locates and who serves on the board.

13.            William Cadigan/Tatum, LLC.  Debtor retained Mr. Cadigan, who is employed by Tatum, to serve as vice president of finance and interim CFO.  Mr. Cadigan left Debtor’s employment effective June 30, 2010.

14.            Ordinary Course Professionals.  Debtor retained a number of ordinary course professionals, including: (i) Employment Benefit Resources, LLP, which provides 401K administration services; (ii) Paychex, Inc., which provides payroll services; (iii) Iron Mountain, which provides daily data back-up storage services; (iv) Stratify, which provides data hosting and litigation support services; (v) Teris, which provides litigation support services; (vi) Navigant Consulting, which provides forensic accounting and litigation support services; (vii) attorney Edward R. Schmidt, who advises executive management and the Board of Directors on corporate governance and practice; and, (viii) Convergent Capital Appraisers, which provided an evaluation of the impairment of the goodwill relating to Irgovel.

15.            Committee Professionals.  The Committee retained Jennings, Strouss & Salmon, P.L.C. to serve as its counsel and FTI Consulting, Inc. to serve as its financial adviser.

16.            Knudsen Order.  On December 23, 2010, the Bankruptcy Court entered an order (the “Knudsen Order”) authorizing Debtor to make monthly payments to its attorneys, financial advisers and other professionals who are employed on an hourly fee basis.  Under the Knudsen Order, Debtor may pay the professionals employed at the expense of the estate, including the Committee’s professionals, 80% of their fees and all of their reimbursable expenses on a monthly basis.  Cumulative payments may not exceed the budgeted amounts set forth in the DIP Credit Facility, and professionals are required to submit and obtain Bankruptcy Court approval of their fee applications before the 20% holdback may be paid.  As of June 12, 2010, Debtor had made interim payments to professionals totaling approximately $315,574.  The Knudsen Order does not apply to professionals who are employed on a fixed fee basis.

M.            Deadline for Filing Proofs of Claim

The Bankruptcy Court established March 31, 2010 as the deadline (“Bar Date”) for filing proofs of claims.  The Bankruptcy Court subsequently extended the Bar Date for all those who: (a) did not receive notice of the earlier Bar Date; (b) are affected by an amendment to Debtor’s schedules; or (c) mailed their proofs of claim to the erroneous post office box listed on the original Bar Date notice.  The new Bar Date for affected creditors is twenty-one (21) days after the mailing of a new Bar Date notice.  For most affected creditors, the new Bar Date was May 28, 2010.  The Bar Date for any creditor who did not receive a Bar Date notice prior to receiving this Disclosure Statement, including without limitation, any Claim for the value of goods received by Debtor within twenty (20) days before the Petition Date within the meaning of 11 U.S.C. § 503(b)(9), is the first date set for hearing on approval of this Disclosure Statement.  The Bar Date for filing Administrative Claims, other than Claims under 11 U.S.C. § 503(b)(9), is 30 days after the Effective Date, pursuant to Article IV(1) of the Plan.  The Bar Date for filing claims arising from an Executory Contract that is rejected under the Plan is the Confirmation Date or, if the Executory Contract is rejected pursuant to the Confirmation Order, the first Business Day that is fifteen (15) days after the Confirmation Date, pursuant to Article VIII of the Plan.

VI.           DESCRIPTION OF THE PLAN OF REORGANIZATION

The following description of the Plan is for informational purposes only and does not purport to change or supersede any of the language of the Plan.  Each holder of a Claim or Equity Interest is urged to read the Plan carefully with respect to the proposed treatment of their respective Claim or Equity Interest, and, if necessary, to consult with legal counsel.  The Plan, if confirmed, will be binding upon Debtor, its Creditors, and Equity Security Holders.

IN THE EVENT OF ANY INCONSISTENCY BETWEEN THE PLAN AND THIS DISCLOSURE STATEMENT, THE PLAN CONTROLS.

A.             Plan Overview.

1.              Sources of Payment.  Pursuant to the Plan, Debtor will obtain funds by selling certain of its assets, including: (a) the Phoenix Facility; (b) the Dillon Facility; and, (c) certain excess equipment.  Debtor will also obtain funds through: (a) a secured loan or sale of an equity interest in Debtor; (b) a secured loan to or equity sale by its wholly owned Nutra SA, LLC, subsidiary; or, (c) a loan secured by, or a sale of a portion of, its 80% ownership interest in, Rice Science, LLC and/or its 50% ownership interest in Rice Rx.

2.              Estimated Distributions.  Debtor provides the following estimate of Claims and distributions:

Class/Nature of Claim	Treatment	Estimated Distributions	Date of Initial Distribution
Unclassified — Administrative Claims	N/A	$250,000	Effective Date
Class 1 Priority Claims	Unimpaired	13,635	Effective Date
Class 2 Priority Tax Claims	Unimpaired	326,792	Monthly amortizing payments over 4 years
Class 3 Secured Claim of Wells Fargo	Unimpaired	1,860,837	When due
Class 4 Secured Claim of Dell Computer	Impaired	4,301	Effective Date + one month
Class 5 Administrative Convenience Claims	Impaired	183,583	Effective Date
Class 6 (General Unsecured Claims)	Impaired	6,159,348	Later of Effective Date or as assets are sold
Class 7 (Penalty Claims)	Impaired	0	Within 5 years—after payment of Class 6
Class 8(a) (Class Action Settlement)	Unimpaired	0	Paid by insurer per Settlement Agreement
Class 8(b) (Security Claims).	Unimpaired	0	When dividends are paid to shareholders
Class 9 (Shareholders).	Unimpaired	0	When dividends are paid to shareholders
Cure Amounts	N/A	1,577,794	Effective Date
	Total	$10,376,290

B.             CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS.

The Plan classifies Claims and Equity Interests in various Classes, and sets forth the treatment afforded to each Class.  A Claim or Equity Interest will be deemed classified in a particular Class only to the extent that it falls within the description of that Class.  It is possible for a Claim to be classified in two different Classes.  For example, a Claim for pre-petition wages will be classified as a Class 2 priority wage claim to the extent of $10,000 and as a general unsecured claim as to the rest.  As of the Confirmation Hearing, any Class that does not contain a Claim will be deemed deleted from the Plan.  Similarly, any Class that does not contain any Allowed Claims (or Claims temporarily allowed for voting purposes) will be deemed deleted for voting purposes.  The following is a summary of the treatment provided for each Class.

1.             Unclassified Claims - Allowed Administrative Claims.  Each holder of an Allowed Administrative Claim shall be paid in cash in full upon the Effective Date, or as soon thereafter as is reasonably practical, unless such holder agrees in writing to other treatment or the amount of such Claim is not due on the Effective Date, in which case it will be paid when it is due.  Professionals employed at the expense of the Estate on or before the Effective Date, and any entities that may be entitled to reimbursement or allowance of fees and expenses pursuant to Section 503(b) of the Code, shall receive cash in the amount awarded to them at such time as an order is entered pursuant to Section 330, 331 or 503(b) of the Code.  Ordinary post-petition operating expenses incurred before or after the Effective Date, such as taxes, salaries, rent, and insurance, that do not require Court approval, shall be paid in the ordinary course of business as and when due.

ANY PERSON OR ENTITY CLAIMING TO HOLD AN EXPENSE OF ADMINISTRATION AS OF THE EFFECTIVE DATE OF THE PLAN, MUST HAVE FILED A MOTION FOR ALLOWANCE OF ADMINISTRATIVE EXPENSE WITH THE COURT AND SERVED A COPY ON COUNSEL FOR DEBTOR NOT LATER THAN 30 DAYS AFTER THE EFFECTIVE DATE, OR SUCH CLAIM WILL BE DISALLOWED.

2.             Class 1 (Priority Claims):  Each holder of an Allowed Claim entitled to priority under Section 507 of the Code, other than the priority tax Claims classified in Class 2, will be paid in cash in full on the Effective Date, or as soon thereafter as is reasonably practical.  Class 1 is unimpaired under the Plan.

3.             Class 2 (Priority Tax Claims):  Each holder of a tax Claim entitled to priority under Section 507(a)(8) of the Code and each holder of a secured claim that would otherwise meet the description of a governmental unit under Section 507(a)(8) but for the secured status of the claim will be paid in equal monthly payments determined by amortizing the principal and interest owing on each such claim over a period of four years following the Effective Date, provided that the final payment must be made no later than five years after the Petition Date.  All principal payments to any Class 2 Claimant will be applied first to any portion of such Claim that is a “trust fund” claim for which any of Debtor’s officers, directors, employees or shareholders may be personally liable.  All principal payments received by the Class 2 Claimants will be applied first to the oldest outstanding taxes.  At the time of each distribution to holders of Allowed Class 6 Claims, each holder of an Allowed Class 2 Claim will receive an additional amount sufficient to cause the total amount then distributed to each Class 2 Claimant to be proportionate to the total amount then distributed to each holder of an Allowed Class 6 Claim.  Because the Plan provides for payment in full of Class 2 Claims and complies with the requirements of § 1129(a)(9)(C), Class 2 is not considered a voting class pursuant to § 1124(1) and § 1126(f), and is deemed to have accepted the Plan.  Class 2 is unimpaired under the Plan.

4.             Class 3 (Wells Fargo Secured Claim):  The amounts owing to Wells Fargo under the DIP Credit Facility will be paid in accordance with the terms of the DIP Credit Facility.  Wells Fargo will retain its liens and security interests until all amounts owing under the DIP Credit Facility are paid in full and will be entitled to enforce all of its rights and remedies in the event of any default thereunder, subject to any applicable notice and grace periods.  Class 3 is unimpaired under the Plan.

5.             Class 4 (Dell Computer Secured Claim):  Dell Computer will be paid the amount of its Allowed Secured Claim in equal monthly installments determined by amortizing the amount of such Allowed Secured Claim over a period of two years, starting on the first day of the first full calendar month following the Effective Date.  Dell Computer will retain its security interest until its Allowed Secured Claim is paid in full.  Class 4 is impaired under the Plan.

6.             Class 5 (Administrative Convenience Claims).  Each holder of an Allowed Unsecured Claim of $5,000 or less who does not elect, on its ballot, to be treated as a holder of an Allowed Class Six claim, will receive payment of 75% of the Allowed amount of its Claim on the Effective Date in full satisfaction of its claim.  Class 5 is impaired under the Plan.

7.             Class 6 (General Unsecured Claims).  Each holder of an Allowed Unsecured Claim will be paid in full, together with interest from the Petition Date to the Effective Date at the Federal Judgment Rate as of the Effective Date (currently .38%) and from the Effective Date until paid at 8.25%.  The payment obligation will be secured by a lien on all of Debtor’s assets.  Payments will be made in accordance with Article V of the Plan.  Funds realized from the sale or other monetization of the assets will be allocated and distributed to Class 6 Claimants in the manner described in Article V(5) of the Plan.  The lien will be enforced by the Plan Agent, and will be junior to the liens and security interest held by Wells Fargo, any other existing liens (such as tax liens), any lien granted to any Person providing substitute exit financing to Debtor (subject to the same limitations as those placed on subordination and payment of the agreed portion of the net loan proceeds, as set forth below), and the existing Carve-Out for professional fees.  The lien will be subordinated to any: (a) substitute financing of the Revolving Credit Facility or Term Loan provided by Wells Fargo, (b) financing involving Nutra SA, Rice Science, Rice Rx, Lake Charles or Mermentau, conditioned on the Class 6 Claimants receiving the agreed portion of the net loan proceeds as described below; and (c) financing secured by any other assets, conditioned on the Class 6 Claimants receiving the agreed portion of all net loan proceeds as specified below.  The minimum payment to Class 6 Claimants and/or Wells Fargo from any financing at the Nutra SA level will be $2.2 million.  Class 6 is impaired under the Plan.

8.             Class 7 (Penalty Claims).  Each holder of an Allowed Claim for a fine, penalty, forfeiture, multiple damages, punitive damages, or exemplary damages not meant to compensate the claimant for actual pecuniary loss will be paid in full over a period of not more than five years after the Effective Date, with interest on the Allowed principal amount of such Claim at the Prime Rate from the latter of the Effective Date or the date upon which such Claim is assessed, until paid. No payments will be made to holders of Class 7 Claims until Class 6 Claims have been paid in full.

9.             Class 8 (Security Claims).  Class 8 is divided into two subclasses: Class 8(a), comprised of all those who are, or become, parties to the pending settlement in the Class Action Litigation; and Class 8(b), comprised of the holders of all other Allowed Securities Claims.

a.             Class 8(a) (Parties to Settlement of Class Action Litigation).  The rights of all holders of Allowed Class 8(a) Claims will be controlled by the settlement agreement in the Class Action Litigation if and when it is approved on a final basis by the District Court.  If the settlement is not approved on a final basis, Class 8(a) will be deemed deleted from the Plan and all Class 8(a) Claimants will be deemed transferred to Class 8(b).  Class 8(a) is unimpaired under the Plan.

b.             Class 8(b) (All other Allowed Securities Claims).  All Allowed Class 8(b) Claims will be subordinated to the level of Class 9 common stock, pursuant to 11 U.S.C. § 510(b).  Holders of Allowed Class 8(b) Claims will receive distributions on account of such claims at such times as dividends are paid to the holders of common stock.  Holders of Allowed Class 8(b) Claims who are also holders of common stock of Debtor will receive no distribution on account of their Allowed Class 8(b) Claims but will, instead, receive dividends on their stock.  Holders of Allowed Class 8(b) Claims who are not holders of common stock of Debtor will receive distributions equal to the dividend they would have received had they invested the entire amount of their Allowed Class 8(b) Claim in common stock of Debtor at the prevailing market price as of the record date of such distribution.  For example, if the prevailing market price is $1.00 per share, the holder of an Allowed Class 8(b) Claim in the amount of $100,000 will receive a distribution equal to the dividend it would have received had it held 100,000 shares of common stock of Debtor as of the record date of the distribution.  Such distributions will be treated for all purposes as payments of debt by Debtor.  Payments will continue until the allowed amount of all Class 8(b) claims is paid in full, with interest at the Prime Rate from the Effective Date until paid.  Class 8(b) is unimpaired under the Plan.

10.            Class 9 (Shareholders).  All Shareholders will retain their shares.  Class 9 is unimpaired under the Plan.

11.            Disputed Claims will be treated as follows:  At the time of any Distribution to holders of Allowed Claims, an amount sufficient to have paid each holder of a Disputed Claim its pro rata share of such Distribution, calculated as though such Disputed Claim were an Allowed Claim, will be reserved for the potential benefit of the holders of such Disputed Claims, and thereafter distributed in accordance with the terms and provisions of this Plan.

C.             SUMMARY OF OTHER PLAN PROVISIONS.

1.             Sale of Phoenix and Dillon Facilities.  Debtor will market and sell the Phoenix Facility and the Dillon Facility as expeditiously as possible consistent with the goal of maximizing the sales prices.  From the sale proceeds, approximately $1.9 million will be paid to Wells Fargo, in satisfaction of the DIP Credit Facility, unless such amount has already been paid.

2.             Exit Financing.  Debtor is pursuing multiple financing transactions simultaneously, and will endeavor to arrange one or more of the following transactions prior to the Effective Date:  (a) a loan or equity sale; (b) a loan to or equity sale by its wholly owned Nutra SA, LLC, subsidiary, a portion of the proceeds of which will be used to discharge its obligations under the Plan; or, (c) a loan to or equity sale by its 80% owned subsidiary, Rice Science, LLC and/or its 50% owned subsidiary Rice Rx, a portion of the proceeds of which will be used to discharge its obligations under the Plan.  Debtor will employ one or more investment bankers to assist in arranging the financing transactions.

3.              Revolving Credit Facility.  Debtor has arranged for an extension of its Revolving Credit Facility with Wells Fargo through December 31, 2010, and will endeavor to obtain inventory and receivables financing beyond that date.

4.              Proceeds from Liquidation of Excess Equipment.  Debtor will sell certain excess equipment not necessary to its continued operations as expeditiously as possible consistent with the goal of maximizing the sales prices.

5.              Lien for the Benefit of Claimants.  The holders of Allowed Class 6 Claims will be granted a lien (the “Class 6 Lien”) in all of Debtor’s assets.  The following portions of all monetization proceeds will be paid to Class 6 Claimants, up to the full amount owing to them, except as otherwise provided below in the event of Debtor’s failure to satisfy a Payment Benchmark:

a.
75% of the net proceeds from the sale of the Phoenix Facility or the Dillon Facility.  The term “net proceeds,” as used herein, means net of (a) any required payment to Wells Fargo, and (b) any and all closing costs, title insurance premiums, attorneys’ fees, escrow fees, prorations, commissions, and other costs, fees and expenses of any kind associated with the sale;

b.
40% of the first $5.0 million in net proceeds from the monetization (debt or equity raise) of Debtor’s interest in its Nutra SA subsidiary that are permitted to be paid upstream to the Debtor, and 50% of any net proceeds over $5.0 million that are permitted to be paid upstream to the Debtor.  The minimum required payment to Class 6 Claimants and/or Wells Fargo from any such monetization is $2.2 million, and Debtor must retain a 51% controlling ownership interest in Nutra SA unless Class 6 Claimants are paid in full.  Debtor may use $2 million of the net proceeds to resolve cash needs at the Irgovel level and up to $1.2 million to cure defaults under the Rice Science and Rice Rx limited liability company agreements, provided that Class 6 Claimants and/or Wells Fargo receive a minimum of $2.2 million.   Any amounts required by a lender or investor to be used by Irgovel for expansion projects will be excluded from this calculation;

c.	50% of the net proceeds from an equity raise from the sale of Debtor’s interest in Rice Science and/or Rice Rx, after payment of approximately $1.2 million in required cure amounts;

d.
50% of the net proceeds from the sale of any loose (uninstalled) equipment that occurs on or before the Effective Date, and 100% of the net proceeds from the sale of any loose (uninstalled) equipment that occurs after the Effective Date.

e.
50% of any prepayment of the amounts owing on the Ceutamed Note received on or before the Effective Date, and 75% of any prepayment of the amounts owing on the Ceutamed Note received after the Effective Date.  In any event, if there is no prepayment, payments made to Debtor on the Ceutamed Note will be paid to Class 6 Claimants commencing on April 1, 2011, pursuant to Article V(8) below.

f.
75% of the net proceeds from the sale or monetization of the Lake Charles improvements or the Mermentau Facility, after funding the Carve-Out for professional fees (if still required by the terms of the DIP Credit Facility);

g.	75% of the net proceeds from the monetization of any other assets;

h.	100% of any net recoveries from avoidance actions or actions against former officers and directors;

i.
In the event of a sale of any of the foregoing assets, the Class 6 Lien on said assets will be released at the closing.  In the event of a financing transaction at Nutra SA, Rice Science, Rice Rx, Lake Charles or Mermentau, the Class 6 Lien will be subordinated to that of the new lender, on those assets only, provided that the Class 6 Claimants receive the required payment amount, as set forth above.

The Class 6 Lien shall be valid and perfected without the necessity of filing or recording any mortgage, deed of trust, financing statement or other instrument, but Debtor or Plan Agent may nonetheless file or record a mortgage, deed of trust, financing statement or other instrument.  The Class 6 Lien will be granted and become effective as of the Effective Date, but will not attach to funds earmarked for the payment of claims that are due on the Effective Date.  Upon payment of all amounts owing to Class 6 Claimants under the Plan, the Plan Agent shall release the Class 6 Lien of record.

6.             Plan Agent.  By no later than the Confirmation Date, the Proponents will jointly designate a Plan Agent by filing a notice to that effect with the Court.  The Plan Agent will have the following powers and duties:  (a) to review and approve any disbursements to creditors proposed by Debtor; (b) to enforce Debtor’s obligations to holders of Allowed Class 6 Claims under the Plan; (c) to enforce the Class 6 Lien, including, without limitation, the power to sell assets in the order set forth below, upon any applicable default, as expeditiously as possible consistent with the goal of maximizing the sales prices and in accordance with the terms of the Plan; and, (d) to review and approve settlements proposed by Debtor of claims that involve an amount in dispute of more than $25,000.  Debtor shall provide to Plan Agent in advance of any proposed disbursements a schedule showing the amounts to be disbursed to each creditor.  Plan Agent shall have five (5) business days to review and approve the proposed disbursements.  In the event that Debtor and the Plan Agent are unable to agree on any proposed distribution or settlement, the matter will be submitted to and resolved by the Bankruptcy Court.  The compensation to be paid to the Plan Agent will be detailed in the notice filed with the Court and will be paid by the Reorganized Debtor.  By no later than the twentieth (20th) day of each month, Debtor will provide the Plan Agent with its normal internally-generated monthly financial reporting information for the preceding month.

7.             Payment Benchmarks.  Debtor’s satisfaction of each of the following payment benchmarks will be determined by selecting one Allowed Claim, such as Trea’s, adding accrued interest, and dividing that into the amount that has been paid on that Claim.  The calculation will be:   $(claim) + $(interest) X .50 = Payment Benchmark 1.  For example, if accrued interest on the date of payment is $7,268.08 and the Allowed Claim is $155,052.44, then the first Payment Benchmark is $81,160.26 paid to Trea ($7,268.08 +$155,052.44 X .50).  The payment benchmarks are as follows:

a.
Payment Benchmark 1:  Debtor has listed the Phoenix and Dillon Facilities for sale.  If, by no later than July 15, 2011, Debtor has neither: (i) closed on the sale of both facilities; nor (ii) paid the Class 6 Claimants 50% of the total allowed amount of their claims, then the Plan Agent may control and direct, in its sole discretion, and without interference by Debtor, the: (i) sale of the Phoenix Facility; (ii) sale of the Dillon Facility; and (iii) the sale of any loose equipment.  In such event, the Class 6 Claimants will retain 100% of all net proceeds from the sale of the loose equipment.  Such sales will be conducted as expeditiously as possible by the Plan Agent consistent with the goal of maximizing the sales prices and may only continue until the Class 6 Claimants have received 50% of the total allowed amount of their claims.

b.
Payment Benchmark 2:  If, by no later than October 15, 2011, Debtor has neither: (i) closed on the sale of both facilities; nor (ii) paid the Class 6 Claimants 75% of the total allowed amount of their claims, then the Plan Agent may control and direct, in its sole discretion, and without interference by Debtor, the: (i) sale of the Phoenix Facility; (ii) sale of the Dillon Facility; and (iii) the sale of any loose equipment.  In such event, the Class 6 Claimants will retain 100% of all net proceeds from the sale of the loose equipment.  Such sales will be conducted as expeditiously as possible consistent with the goal of maximizing the sales prices and may only continue until the Class 6 Claimants have received 75% of the total allowed amount of their claims.

c.
Payment Benchmark 3:  If, by no later than January 15, 2012,  Debtor has not paid the Class 6 Claimants 100% of the total allowed amount of their claims, then the Plan Agent may control and direct, in its sole discretion, and without interference by Debtor the: (i) sale of the Phoenix Facility; (ii) the sale of the Dillon Facility; (iii) the sale of any loose equipment; (iv) the sale of the equipment located in Debtor’s Lake Charles facility and, (v) the sale of any other pledged assets.  In selling such assets, the Plan Agent shall use his or her reasonable best efforts to sell as few assets as possible, in terms of the value, to satisfy the remaining indebtedness.  In such event, the Class 6 Claimants will retain 100% of all net proceeds from such sales.  Net proceeds from any sale of Debtor’s interest in Rice Science and Rice Rx will be net of any unpaid obligations owing to those entities or to Herbal Science Singapore in regard to those entities.

8.             Proceeds of Ceutamed Note.  Beginning with the payment due on April 1, 2011, all payments under the Ceutamed Note will be deposited in a segregated bank account and distributed to the Class 6 Claimants on at least a quarterly basis.  Such payments will begin no later than June 15, 2011.

9.             Disbursing Agent.  The Reorganized Debtor will function as disbursing agent under the Plan and will not be compensated for its services.

10.           Management and Personnel--2010 EIP.  The Reorganized Debtor will retain the services of Debtor’s present management and staff.  All members of senior management and most rank and file employees will be eligible to participate in the 2010 EIP.  The 2010 EIP has two components:

a.              Total Cash Bonus to Employees and Executive Officers

	Effective Date of Plan of Reorganization	3 Months After Effective Date	6 Months After Effective Date
CEO	$150,000	$75,000	$75,000
President/COO	$150,000	$75,000	$75,000
Other Executive Officers	$35,000	$15,000	$15,000
All Other Employees	$165,000	$100,000	$60,000
Total	$500,000	$265,000	$225,000

Bonuses totaling $990,000 will be available to all those who are eligible employees as of the Effective Date and at three and six month intervals thereafter, provided that Debtor has successfully exited bankruptcy and has achieved positive EBITDAR.  Such bonuses may be paid only in proportion to distributions made to holders of Allowed Class 6 Claims, and only if: (i) the Compensation Committee of the Board of Directors, in its sole and absolute discretion, determines that Debtor has sufficient cash to meet all of its reasonably anticipated cash requirements; and, (ii) the Plan Agent, in his or her sole and absolute discretion, approves the payment of such bonuses.  For example, if holders of Allowed Class 6 Claims have received distributions equal to 40% of the Allowed amounts of their Claims, then 40% of the bonus pool may be distributed, provided that the conditions set forth above are satisfied.  To be eligible to receive a cash bonus, each staff member must be employed at the time payment is made.

b.             Stock Options to Employees and Executive Officers

Position	Options to be Issued
CEO	5,000,000
President/COO	4,500,000
All Other Employees	15,100,000
Total	24,600,000

Eligible employees may receive new stock option grants to purchase a total of 24.6 million shares of common stock, exercisable at a price per share equal to the higher of $0.20 and the market price on the dates of grant.  Debtor’s CEO, W. John Short, and Debtor’s President and COO, Leo Gingras, may each receive a new stock grant to purchase a total of 5,000,000 and 4,500,000 shares, respectively, of common stock at a price per share equal to the higher of $0.20 and the market price on the dates of grant.  The new stock option grants will vest as follows:  20% will vest immediately upon grant, 20% will vest upon the Effective Date and 60% will vest monthly as to 1/48th of the remaining amount over four years commencing on the first monthly anniversary of the Effective Date.

c.             Repricing of Employees’ Stock Options

Position	Options to be Repriced
CEO	0
President/COO	1,500,000
All Other Employees	7,500,000
Total	9,000,000

All existing stock options held by employees that have exercise prices greater than $0.20 may be repriced to reduce the per share exercise prices to the higher of $.20 or the market price on the effective date of the repricing.  No existing stock option will be repriced if the resulting repricing increases such stock option’s exercise price.  There are employee stock options to purchase approximately nine million shares of common stock which will be repriced.  The Debtor’s President and COO, Leo Gingras, is the only executive officer of Debtor eligible for the above repricing.  Mr. Gingras currently has an option for 1,500,000 shares of common stock at an exercise price of $0.22 which may be subject to the repricing.

d.             Repricing of Non-Employee Board of Director’s Options

In addition to the above awards for management and employees, all existing stock options held by current non-employee members of the Debtor’s Board of Directors that have exercise prices greater than $0.20 may be repriced to reduce the per share exercise price to the higher of $.20 or the market price on the effective date of the repricing.  No existing stock option will be repriced if the resulting repricing increases such stock option’s exercise price.  The table below lists the number of options for each director that are subject to repricing.

Name	Number of Options Subject to Repricing
David Bensol	294,750
James Lintzenich	370,197
Edward McMillan	352,798
Steven Saunders	638,793
Kenneth Shropshire	276,000
John Quinn	0
Total	1,932,538

11.            Authority to Settle and Assign.  In accordance with Section 1123(b)(3) of the Code, the Reorganized Debtor will own and retain, and may prosecute, enforce, compromise, settle, release, or otherwise dispose of, any and all claims, defenses, counterclaims, setoffs, and recoupments belonging to Debtor or the Estate, without further order of the Court, subject to approval by the Plan Agent where the amount in dispute exceeds $25,000.

12.            Location of Claimants and Uncashed Distribution Checks.

a.             Bad Addresses.  If the Reorganized Debtor is unable to locate a Claimant, it will hold the amount of any Distribution to such Claimant as though such Claim were a Disputed Claim.  Such amount shall be held for 120 days and, if the address of the Claimant is then still unknown, such amount shall be distributed to other Claimants holding Allowed Claims or retained by Debtor if all other Claims are then paid in full.  The Reorganized Debtor will have fulfilled any duty that it may have to locate the holder of a Claim by mailing any Distribution to the address for that Claimant set forth in the Master Mailing List or in any Proof of Claim or Notice of Appearance filed with the Court.  The Reorganized Debtor will be under no obligation to undertake further efforts to locate the holder of a Claim if the Distribution is returned "addressee unknown," and the Reorganized Debtor may delete any such Claimant from its mailing list.

b.             Uncashed Distribution Checks.  Any Distribution check that has not been returned by the U.S. Post Office but which has not been cashed within 60 days after it is mailed shall be deemed undeliverable.  The Reorganized Debtor shall be authorized to stop payment on such check and the payee shall thereafter be treated in the manner set forth above for Claimants whose addresses are unknown.

13.            Notices.  In order to minimize the expense of providing notices after the Confirmation Date, notice of matters brought before the Court after the Confirmation Date will be limited to those on the Official Notice Service List established by order of the Court entered on December 30, 2009 (Dkt. No. 139), as the same may be amended and updated from time to time.

14.            Effective Date/Conditions to Confirmation.  The Effective Date of the Plan will be November 30, 2010, provided that the following Conditions to Confirmation have then been satisfied: (a) The Court must hold in the Confirmation Order that all actions taken by Debtor pursuant to the Plan are exempt from all applicable securities laws under Section 1145 of the Code; and (b) 14 days must have passed after entry of the Confirmation Order.  Proponents may waive either of the Conditions to Confirmation and/or accelerate the Effective Date by a written notice to that effect filed with the Court at any time after the Confirmation Order is entered.

15.            Discharge.  Except as otherwise specifically provided in the Plan, confirmation of the Plan discharges Debtor from any debt that arose prior to the Confirmation Date and any debt of a kind specified in Sections 502(g) through (i) of the Code, whether or not a proof of claim based upon such debt is filed or deemed filed under Section 501 of the Code, whether or not such Claim is allowed under Sections 502 of the Code, and whether or not the holder of such Claim has accepted the Plan.  The foregoing does not in any way limit the scope of the discharge provided by Section 1141 of the Code.

16.            Automatic Stay and Post-Confirmation Injunction.  The automatic stay will terminate on the Effective Date, but all holders of Claims dealt with by the Plan, and all creditors who received notice of the Case, will be enjoined from pursuing collection of their Claims from the assets of Debtor, the estate and the Reorganized Debtor.

17.            Release and Extinguishment of Liens, Claims and Encumbrances.  Except as otherwise provided in the Plan, all property dealt with by the Plan is free and clear of all liens, claims and interests of creditors and Equity Security holders from and after the Effective Date.

18.            Executory Contracts.  With the exception of the executory contracts listed on Exhibit “1” to the Plan, which are assumed under the Plan, all executory contracts that have not previously been assumed or rejected by Debtor shall be deemed rejected as of the Effective Date, unless specific written notice of intent to assume is mailed or delivered to the lessor or other contracting party before the Effective Date.  Unless otherwise agreed, all pre-petition defaults under assumed contracts will be cured on the Effective Date, or as soon thereafter as is reasonably practicable.  Any party seeking to assert a Claim arising from an Executory Contract that is rejected by the Plan must file a Proof of Claim by the Confirmation Date or, if the Executory Contract is rejected pursuant to the Confirmation Order, the first Business Day that is fifteen (15) days after the Confirmation Date.

19.            Retention and Enforcement of Claims.  The Plan preserves in full for the benefit of the Reorganized Debtor all claims and causes of action of any sort owned by Debtor or the estate, pursuant to Section 1123(b)(3) of the Code, other than those expressly released by the terms of the Plan, and the Reorganized Debtor is designated as the estate representative pursuant to and in accordance with Section 1123(b)(3)(B) of the Code.

20.            Modification of Plan.  The Proponents may propose modifications or amendments to the Plan at any time prior to the Confirmation Date.  After confirmation, they may, with Court approval, and so long as it does not materially or adversely affect the interests of creditors, remedy any defect or omission, or reconcile any inconsistencies in the Plan or in the Confirmation Order, in such manner as may be necessary to carry out the purposes and effect of the Plan.  The foregoing provisions do not limit the ability of any party to modify the Plan under Section 1127 of the Code and applicable Rules.

21.            Exculpation.  The Proponents, the Plan Agent, and their advisors, attorneys, consultants and agents (the “Exculpated Parties”) will neither have nor incur any liability to any holder of a Claim or Equity Security, or any other party in interest, or any of their respective shareholders, former shareholders, members, former members, agents, employees, representatives, financial advisors, attorneys, consultants, affiliates, successors or assigns (the “Exculpating Parties”), for any acts or omissions relating to or arising out of this Case, the preparation for and administration of this Case, or the negotiation, execution, confirmation, consummation or administration of the Plan (the “Exculpated Acts”), other than acts of gross negligence, willful fraud or willful misconduct.  The Exculpating Parties shall have no right of action against any of the Exculpated Parties for any of the Exculpated Acts, and the Exculpated Parties are released of and from all claims or liabilities, known or unknown, arising out of or related to the Exculpated Acts.    The provisions of this Article shall not be deemed to limit any existing protections or immunities afforded to the Exculpated Parties under existing law.

22.            Retention of Jurisdiction.  Notwithstanding confirmation of the Plan, the Court will retain jurisdiction to:  (a) Determine the allowability of Claims and Equity Interests upon objection to such Claims or Equity Interests by any other party in interest; (b) consider requests for payment of Claims entitled to priority under Section 507(a) of the Code, including, without limitation, compensation of professionals pursuant to Section 330 and 503; (c) hear, determine and enforce all claims and causes of action which may exist on behalf of Debtor or the estate, including, but not limited to, any right of the Reorganized Debtor or the estate to recover assets pursuant to the provisions of the Code, whether or not such claims, causes of action, or rights are Retained Causes of Action, and whether they are pursued by the Reorganized Debtor or another appropriate party; (d) consider and act upon the compromise and settlement of any Claims against, or cause of action on behalf of, Debtor or the Estate; (e) resolve controversies and disputes regarding the interpretation or enforcement of the terms of the Plan, or any documentation relating thereto; (f) resolve controversies and disputes regarding implementation of the Plan including, without limitation, any disputes between Debtor and the Plan Agent, and to enter orders in aid of confirmation of the Plan and appropriate orders to protect Debtor or its successors in interest; (g) determine all matters and controversies regarding state, local, and federal taxes pursuant to all applicable provisions of the Code; and, (h) enter a Final Decree closing Debtor's case.

VII.          TAX CONSEQUENCES OF THE PLAN.

As of December 31, 2008, Debtor’s most recent audited financial statements, Debtor had consolidated net operating loss carry-forwards (“NOLs”) for federal income tax purposes of approximately $81 million.  The NOLs will be adjusted by the income or loss of Debtor for fiscal year 2009 and 2010, including any gain or loss from any sale of assets.  Based on the terms of proposed Plan and the proposed treatment of creditors, no material cancellation of debt income is anticipated.  Consequently, Debtor does not believe that there are any material tax consequences as a result of confirmation of the Plan to Debtor, its creditors or its equity holders.  However, Debtor does not express any opinion as to the tax consequences of the Plan to creditors or equity security holders, who are advised and strongly encouraged to obtain their own tax advice.

While this Disclosure Statement does not attempt to describe all of the tax consequences of the transactions contemplated by the Plan to the Debtor and other interested parties, the Debtor will use all reasonable efforts to preserve the its tax attributes, and minimize tax consequences to the Debtor.

BECAUSE DEBTOR EXPRESSES NO TAX ADVICE, NEITHER DEBTOR NOR ANY OF ITS PROFESSIONAL ADVISORS SHALL BE LIABLE IF, FOR ANY REASON, THE TAX CONSEQUENCES OF THE PLAN ARE OTHER THAN AS ANTICIPATED.  CREDITORS AND EQUITY SECURITY HOLDERS MUST RELY SOLELY UPON THEIR OWN ADVISORS AS TO THE TAX CONSEQUENCES OF THE PLAN.

VIII.         CONFIRMATION OVER DISSENTING CLASS.

The Code contains provisions for confirmation of the Plan even if it is not accepted by all impaired classes, provided that at least one impaired class of Claims has voted to accept the Plan.  These “cramdown” provisions for confirmation of a Plan are set forth in Section 1129(b) of the Code.  If one or more classes of impaired Claims does not accept the Plan, the Bankruptcy Court may confirm the Plan if it finds that the Plan:  (i) was accepted by at least one impaired class; and (ii) does not discriminate unfairly against, and is fair and equitable as to, all non-accepting impaired classes.  The Proponents will request confirmation of the Plan pursuant to Section 1129(b) of the Code if all impaired classes do not accept the Plan.

IX.           FEASIBILITY OF THE PLAN

For the Court to confirm the Plan it must find that "confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor . . . unless such liquidation or reorganization is proposed in the plan."  This is generally referred to as the "feasibility" requirement of Section 1129(a)(11) of the Code.  The Plan provides for payment in full on the Effective Date of all Administrative Claims and Priority Claims and for the payment of 75% of the Allowed Claims of all creditors who elect to remain in Class 5.  Accordingly, feasibility is not an issue for creditors in those Classes.

As for creditors who are to be paid over time, the twenty-four month cash flow projection attached as Exhibit “D” shows that Debtor will operate profitably during the fifteen month period over which payments will be made.1  During this period, Debtor will sell or otherwise monetize sufficient assets to make the required payments of approximately $10,436,721.  Debtor intends to sell the Phoenix and Dillon Facilities and obtain a loan secured by its membership interest in its Nutra SA subsidiary.  It has listed the Phoenix Facility at $6.2 million and the Dillon Facility at $5,000,000.  In addition to these assets, Debtor has uninstalled equipment with a book value of $1,078,000, installed equipment with a book value of $16,044,000, inventory with a book value of $1,580,000, and accounts receivable in the amount of $1,141,000, of which it believes that $1,068,000 is collectible.   Debtor’s Rice Science and Rice Rx affiliates, which are 80% and 50% owned, respectively, were appraised in June of 2010 by Columbia West Capital at between $6.6 million and $32.2 million.  Debtor also has valuable intellectual property that has not yet been appraised.  As to Nutra SA, its subsidiary, Irgovel, was appraised in April of 2010 by Lakeshore Financial Advisors at between $16,305,000 and $18,434,000.  Because unsecured creditors will be granted a lien in all of these assets to secure Debtor’s payment obligations, the Proponents submit that the Plan is more than feasible.

_________________________
1 Although Debtor believes that its cash flow projections are based upon reasonable assumptions, they should not be construed as a guaranty or assurance of future performance.  The success of future operations could be adversely impacted by a number of factors, including changes in industry conditions, competition, general economic conditions, unforeseen events, and the like.  Accordingly, the actual results achieved may vary from those projected.

X.             ALTERNATIVES TO THE PLAN

The Proponents have considered alternatives to the Plan, including a liquidation of Debtor’s assets under Chapter 7 of the Code or under a liquidating plan.  Liquidation would destroy Debtor’s going concern value, substantially reduce the value of many of its assets (including its intellectual property, operating facilities, inventory and receivables) and result in the layoff of all of its employees.  In addition, the amount of unsecured claims would substantially increase because of the huge termination damages that would flow from the rejection of a number of executory contracts, including, among others: (a) the lease of its headquarters space, which would result in termination damages of approximately $276,000 million; (b) its long term agreement with Farmers’ Rice Cooperative, which would result in termination damages of approximately $1.6 million; (c) its employment agreements with senior management, which would result in termination damages of between $625,000 and $1,000,000; and, (d) its West Sacramento lease, which would result in termination damages of approximately $150,000.  In addition, the cure amounts owing to Rice Science and Rice Rx, in the total amount of approximately $1.2 million, would still have to be paid but the value of those assets would be lost.  Thus, liquidation would add claims of as much as $3.026 million to the unsecured creditor class while reducing the value of Debtor’s assets.  Accordingly, the Proponents do not consider liquidation as a viable alternative to the Plan.

XI.           RECOMMENDATION AND CONCLUSION

The Proponents believe that the Plan is in the best interests of all creditors and parties in interest and recommend that it be approved.

Dated this 24th day of June, 2010.

---SIGNATURE PAGE FOLLOWS---

FORRESTER & WORTH, PLLC

/s/ SCF 006342
S. Cary Forrester
Attorneys for Debtor

NUTRACEA, a California corporation
Debtor and Debtor-in-Possession

By W. John Short
CEO and Chairman of the Board

JENNINGS, STROUSS & SALMON, P.L.C.

/s/ CJJ 011894
Carolyn J. Johnsen
Attorneys for the Committee

OFFICIAL COMMITTEE OF UNSECURED
CREDITORS

By
Its